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Exhibit 10.47

April 28, 1998, effective as of April 1, 1998

Mr. Fredric D. Price
64 Quarry Lane
Bedford, NY  10506

Dear Fred:

This letter amends and restates the letter agreement dated August 30, 1994 between you and AMBI Inc. ("AMBI") regarding your position as President & Chief Executive Officer of AMBI, reporting to the Board of Directors, and is for the period commencing April 1, 1998 through March 31, 2001 (the "Contract Period"). You will also be required to serve as a Director on the AMBI Board.

This offer is contingent upon the following terms and conditions:

GENERAL

You agree that your employment by AMBI shall be full time and that you shall engage in no other business or employment, other than supervising your passive investments. You represent that you are under no restrictions or obligations which would prevent you from serving as President and Chief Executive Officer. You may serve as a non-executive director on Boards of other companies only with the permission of the AMBI Board.

COMPENSATION

Your direct annualized base compensation will be $275,000 paid bi-weekly, as a non-union, full-time employee, and is fixed during the Contract Period.

ANNUAL PERFORMANCE  INCENTIVE

You will be eligible to receive up to $275,000 annually as a performance incentive (cash award). The Board of Directors will decide on the amount of the incentive based upon AMBI's and your performance against goals established by the Board of Directors.

OTHER BENEFITS

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Coverage for group insurance, i.e. medical, dental, life insurance, AD&D,
Short and Long Term Disability, Business Travel Insurance, etc. as well as the AMBI sponsored pension plan and savings plan will be provided in accordance with the terms and conditions of each plan.


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STOCK OPTIONS

You are granted 465,000 additional Stock Options @ $1.9375 under the AMBI 1991 Stock Option Plan, which Options will vest in equal amounts at the conclusion of each year of employment over the next three (3) years. Vested options will expire five years from the date of vesting. The Options are all subject to the terms of a Stock Option Award Agreement to be signed by AMBI and you.

VACATION

Annual paid vacation and holidays will accrue in accordance AMBI's vacation policy.

PERIOD OF EMPLOYMENT

Employment the AMBI remains on an "at will" basis. This means that both AMBI as well as you can terminate your employment at any time. AMBI makes no implied or expressed contract concerning termination of your employment, except as stated in this letter, and no such additional contract may be implied or construed unless provided in writing and signed on behalf of AMBI by an Officer of AMBI and countersigned by the Chairman of the Board of Directors.

TERMINATION

You hereby resign your Board membership upon termination of employment.

In the event the AMBI Board of Directors relieves you of your CEO responsibilities due to performance related issues (and not due to either a change in ownership/control or for cause), you will receive one year of salary (lump sum payment) and all of your Stock Options will vest, and the period during which all vested options can be exercised will be one year from the date of termination. Your health benefits will also continue for one year from the date of termination or until you secure health benefits through another corporate position, whichever is earlier.

LOAN

You have an outstanding loan from AMBI of $59,500 with interest payable at 6%, with both principal and interest payments deferred. You have secured the loan with your AMBI Stock and your rights to receive AMBI stock. The loan will continue to be secured with your AMBI Stock and your rights to receive AMBI Stock, principal and interest will continue to be deferred, and the loan will be due March 31, 2001. However, one third of the principal and accrued interest shall be forgiven on each of the following dates: March 31, 1999; March 31, 2000; and March 31, 2001, provided that you are an employee of AMBI on each of these dates.

OTHER MATTERS

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You agree that during and after termination of your employment and for a two
(2) year period following termination, you will not, directly compete with AMBI or engage in or participate in any business which is in direct substantial competition with the business of AMBI.

You certify that you have not been debarred by the U.S. Food and Drug Administration under 21 U.S.C. 335a (Federal Food, Drug and Cosmetic Act 306).

This employment agreement is the only employment agreement in effect between AMBI and you, and supersedes the employment agreement dated August 30, 1994.

If you accept this offer of continued employment and the conditions outlined above, would you please sign the original of this letter and initial each page. Please retain the duplicate for your records.

Yours sincerely,


/s/ Robert E. Flynn
Robert E. Flynn
Chairman of the Board



I accept this offer of continued employment and the conditions outlined above.

Signed:  /s/ Fredric D. Price

Date:  April 1, 1998